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                                                                   EXHIBIT 10.27

                          FORM OF EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made effective as of ________________, 1999 by and between CDnow/N2K, Inc. (the "Company"), a corporation organized under the laws of Pennsylvania, and Jonathan V. Diamond
                                                          -------------------
(the "Executive").

     WHEREAS, the Company wishes to assure itself of the services of the Executive for the period provided in this Agreement;

     WHEREAS, the Executive is willing to serve in the employ of the Company for such period; and

     WHEREAS, the Executive has agreed to terminate his existing Employment Agreement dated as of February 13, 1996 with N2K Inc. (the "N2K Employment Agreement").

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

     1.   POSITION AND RESPONSIBILITIES.

          (a) During the period of his employment hereunder, the Executive agrees to serve as an employee of the Company, working on a substantially full-time basis for the term of this Agreement. The Executive shall perform certain duties on behalf of the Company, which duties shall include managing the Company's investors relations function, acting as a spokesman for the Company in industry and trade matters and assisting in strategic planning and development of new products and businesses for the Company, all in collaboration with the Chief Executive Officer of the Company (the CEO"), and such other duties as determined from time to time by the Board of Directors of the Company. The Executive shall perform such duties within a budget established for such activities by the Board of Directors of the Company (the "Board") in its normal budgeting process. During the period of employment hereunder, the Executive also agrees to serve, if elected, as a director of the Company and as an officer and director of any subsidiary of the Company. As of the date of this Agreement, the Board has elected the Executive as Chairman of the Board of Directors, and the Executive agrees that he will serve as Chairman of the Board of Directors as long as he is elected to that position by the Board. The Executive's office shall be located in New York, but the Executive shall not be required to reside in the New York area.

          (b) Notwithstanding the foregoing, the Executive may maintain his business interests existing as of the date of this Agreement in the entities set forth on Exhibit A hereto (the "Permitted Interests") and may accept one or more directorships in other companies and engage in various charitable and educational activities as described in Section 3(b).

     2.   TERMINATION OF N2K EMPLOYMENT AGREEMENT.

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          The Executive and the Company agree that the N2K Agreement is hereby terminated as of the date of this Agreement, and the Executive shall receive no benefits or compensation under the N2K Agreement, except that the 127,726 stock options granted to the Executive under the N2K Employment Agreement shall be fully vested as of the date of this Agreement pursuant to the provisions of the N2K Employment Agreement.

     3.   TERM.

          (a) The period of the Executive's employment under this Agreement shall commence on the date hereof, and shall continue for a period of 36 full calendar months thereafter (the last day of the 36-month period or any renewal period is referred to as the "Expiration Date"). Unless written notice shall have been delivered by the party desiring to terminate this Agreement, which written notice shall have been delivered not later than 120 days prior to the Expiration Date (including the Expiration Date with respect to any renewed term), this Agreement shall be renewed for consecutive one year periods after each Expiration Date.

          (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, and reasonable vacation periods, the Executive shall devote the amount of time described in Section 1(a) and his attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Company; provided, however, that, with the approval of the Board, as evidenced by a resolution of the Board, from time to time, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board's judgment, will not present any conflict of interest with the Company.

          (c) Except as set forth in Section 3(d), notwithstanding anything herein contained to the contrary: (i) the Executive's employment with the Company may be terminated by the Company or the Executive during the term of this Agreement, subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of the Executive's employment following the expiration of the term of this Agreement upon such terms and conditions as the Board and the Executive may mutually agree.

          (d) Notwithstanding anything in this Agreement to the contrary, the Executive's employment may not be terminated except by a vote of 80% of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board); provided that a vote of 80% of the Board shall not be required with respect to the Company's decision whether or not to renew the Agreement at the Expiration Date pursuant to Section 3(a). Any Notice of Termination must be accompanied by a copy of such resolution of the Board.

     4.   COMPENSATION AND REIMBURSEMENT.

          (a) The Company shall pay the Executive compensation of not less than $250,000 for the first year of this Agreement (the "Base Compensation"). Any and all cash components of the Base Compensation (the "Base Salary") shall be payable in accordance with the Company's payroll

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practices in effect from time to time. During the period of this Agreement, the
Executive's Base Salary shall be reviewed at least annually by the Compensation Committee of the Board; the first such review will be made no later than one year from the date of this Agreement. The Board may increase (but not reduce) the Executive's Base Salary for the applicable year specified above. An increase shall become the "Base Salary" for purposes of this Agreement.


          (b) The Executive shall also receive each year an annual bonus in an amount to be determined by the Board (the "Annual Bonus"). The Executive shall be eligible for an Annual Bonus as long as the Executive remains an employee of the Company.

          (c) The Executive will be entitled to five weeks paid vacation annually. The Executive will be entitled to participate in or receive benefits under any employee benefit plans (including, but not limited to, retirement plans (i.e., 401(k) plans), supplemental retirement plans, pension plans, profit-sharing plans, health and accident plan, medical coverage, term life insurance plans and any other employee benefit plans or arrangements) generally made available by the Company currently or in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

          (d) The Executive will be entitled to incentive compensation (including without limitation stock option grants) and bonuses as provided in any plan of the Company in which the Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

          (e) The Company shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in performing his obligations under this Agreement, pursuant to the Company's expense reimbursement policy generally applicable to its senior executives and key management employees.

          (f) The Executive will entitled to receive an automobile allowance of $1,000 per month.

     5.   PAYMENTS TO THE EXECUTIVE UPON AN EVENT OF TERMINATION.

          (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section 5 shall apply. As used in this Agreement, an "Event of Termination" shall mean a termination of employment, other than upon Retirement (as defined in Section 7), death or Disability (as defined in Section 7), or for Cause (as defined in Section 8), for either of the following reasons: (i) the termination by the Company of the Executive's employment hereunder, including, without limitation, as a result of the Company's failure to renew this Agreement or (ii) the Executive's resignation from the Company's employ because of a
material breach of this Agreement by the Company.   Upon the occurrence of an
event described in clause (ii) above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than 30 days prior written notice given within a reasonable period of time not to exceed, except in case of a continuing breach, three calendar months after the

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event giving rise to such right to terminate. The Company shall have the right to cure the event giving rise to the Executive's resignation within 30 days of receiving such notice. If the Company does not cure such event during the 30-day period, the Executive's termination under this Section 5 shall be effective immediately.

          (b) Upon the occurrence of an Event of Termination, the Company shall be obligated to pay the Executive (or, in the event of his subsequent death, his beneficiary or estate, as the case may be), as severance pay or liquidated damages, or both, severance compensation for the Separation Period. The Separation Period is the period beginning on the date of the Executive's termination of employment and ending on the later to occur of (i) 12 months after the date of termination or (ii) the Expiration Date described in Section 3(a) above. During the Separation Period, the Company shall pay to the Executive monthly an amount equal to the sum of (i) 1/12 of the Executive's Base Salary at the time of the occurrence of the Event of Termination plus (ii) 1/12 of the average of the Executive's Annual Bonus amount for the three prior years after the date of this Agreement (or such lesser number of years in which the Executive has been employed by the Company, in the event that the Executive has been employed by the Company for less than three years after the date of this Agreement). If a Change in Control (as defined in the Section 6(a)) has occurred, the salary and bonus described in this Section 5(b) shall be paid in a lump sum payment on the date of the Executive's termination of employment, and not in monthly payments.

          (c) Upon the occurrence of an Event of Termination, the Company will cause to be continued for the Separation Period life, medical, dental and disability coverage (to the extent available) substantially identical to the coverage maintained by the Company for the Executive and his dependents prior to his termination; provided that, in lieu of continuing the Executive in the Company's benefit plans, the Company may pay to the Executive a lump sum cash payment equal to the cost to the Executive of maintaining such coverage for the Separation Period; and further provided that the COBRA health continuation coverage period under Section 4980B of the Code shall run concurrently with the Separation Period.

          (d) Upon the occurrence of an Event of Termination, the Executive will be entitled to receive vested benefits due him under or contributed by the Company on his behalf pursuant to any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by the Company on the Executive's behalf to the extent that such benefits are not otherwise paid to the Executive under a separate provision of this Agreement.

          (e) Upon the occurrence of an Event of Termination, any unexercised stock options held by the Executive shall immediately vest and become fully exercisable upon the Executive's termination of employment.

     6.   CHANGE IN CONTROL.

          (a) No benefit shall be payable under this Section 6 unless there shall have been a Change in Control of the Company as set forth below. For purposes of this Agreement, a "Change in Control" of the Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 (a) of the current report on Form 8-K pursuant to Section 13 or 15(d) of the Securities

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Exchange Act of 1934 (the "Exchange Act") if the Company were (or is) required to file reports pursuant to the Exchange Act; or (ii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) individuals who constitute the Board on the date hereof (the "Incumbent Board")cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board, shall be, for purposes of this clause (A), considered as though he were a member of the Incumbent Board; or (B) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction occurs in which the Company is not the resulting entity, provided that a Change in Control shall not be deemed to occur under this item (B) as a result of a transaction in which the shareholders of the Company immediately prior to the transaction, will beneficially own, immediately after the transaction, directly or indirectly, shares entitling such shareholders to more than 50% of all votes to which all shareholders in the resulting entity would be entitled in the election of directors; or (C) a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Company shall be distributed; or (D) a tender offer is made for 20% or more of the voting securities of the Company then outstanding.

          (b) If any of the events described in Section 6(a) hereof constituting a Change in Control have occurred or the Board has determined that a Change in Control has occurred, the Executive shall be entitled to the benefits provided in paragraph (c) of this Section 6 upon his subsequent termination of employment at any time during the term of this Agreement (regardless of whether such termination results from his dismissal or his resignation), unless such termination is because of his death, or Termination for Cause.

          (c) Upon the occurrence of a Change in Control followed by the Executive's termination of employment (as described above), then the Executive shall be entitled to the payments and benefits set forth in Sections 5(b), (c),
(d) and (e) hereof as if an Event of Termination had occurred.

     7.   TERMINATION UPON RETIREMENT, DEATH, AND DISABILITY.

          (a) Termination by the Company of the Executive based on "Retirement" shall mean termination in accordance with the Company's retirement policy or in accordance with any retirement arrangement established with the Executive's consent with respect to him. Upon termination of the Executive upon Retirement, the Executive shall be entitled to all benefits owed to the Executive under any retirement plan of the Company and other plans in which the Executive is a participant, and this Agreement shall terminate.

          (b) This Agreement shall automatically terminate upon the death of the Executive.

          (c) If the Executive is Disabled (as defined below) for a continuous period of six months, the Company may terminate this Agreement upon written notice to the Executive. Upon termination of the Executive on account of Disability, the Executive shall be entitled to all benefits owed

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to the Executive on account of Disability under any retirement and disability plans of the Company and other plans in which the Executive is a participant. In addition, if the Executive's employment terminates on account of Disability, the Company shall, for a period of 12 months from the date of termination, provide the Executive and his dependents with life, medical and dental coverage substantially identical to the coverage maintained by the Company for the Executive and his dependents prior to his termination; provided that, in lieu of continuing the Executive in the Company's benefit plans, the Company may pay to the Executive a lump sum cash payment equal to the cost to the Executive of maintaining such coverage for the 12-month period; and further provided that the COBRA health continuation coverage period under Section 4980B of the Code shall run concurrently with the 12-month period. The Executive, for purposes hereof, shall be deemed to be "Disabled" when, as a result of bodily injury or disease or mental disorder, he is so disabled that he is prevented from performing the principal duties of his employment and is under the regular care of a currently licensed physician or surgeon for such bodily injury, disease or mental disorder.

     8.   TERMINATION FOR CAUSE.

          The term "Termination for Cause" shall mean termination because of (i) any act, or failure to act, by the Executive involving fraud or willful malfeasance in the performance of his duties under this Agreement, including, but not limited to, the Executive's willful failure to serve as an employee of the Company pursuant to the terms and provisions of Section 1 of this Agreement, or (ii) the Executive's unlawful appropriation of a corporate opportunity or other breach of fiduciary duty or other obligation to the Company, or (iii) the conviction of the Executive of a felony under federal or state law. For purposes of this Section 8, no act, or the failure to act, on the Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company or its affiliates. Notwithstanding the foregoing, the Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any unexercised stock options held by the Executive shall become null and void effective upon the Executive's receipt of Notice of Termination for Cause, and such options shall not be exercisable by or delivered to the Executive at any time subsequent to such Termination for Cause.

     9.   NOTICE.

          (a) Any purported termination of employment by the Company or by the Executive shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

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          (b) "Date of Termination" shall mean (A) if the Executive's employment is terminated for Disability, ten days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such ten day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination, subject to the Company's right to cure pursuant to Section 5(a).

     10.  CONFIDENTIALITY AND NON-COMPETITION AGREEMENT.

          Notwithstanding anything in this Agreement to the contrary, as a condition to the Company's obligations under this Agreement, the Executive agrees to execute and be bound by the Confidentiality and Non-Competition Agreement attached as Exhibit B hereto.

     11.  PARACHUTE PAYMENTS.

          (a) Notwithstanding the foregoing, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and that it would be economically advantageous to the Executive to reduce the payment to avoid an excise tax under Section 4999 of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the imposition of an excise tax under Section 4999 of the Code. The reduction described in this
Section 11 shall only be made if the net after-tax amount to be received by the Executive after giving effect to the reduction will be greater than the net after-tax amount that would be received by the Executive without the reduction.

          (b) For purposes of this Section 11, "present value" shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations to be made under this Section 11 shall be made by the Company's independent public accountant immediately prior to the change of control (the "Accounting Firm"), which firm shall provide its determinations and. any supporting calculations both to the Company and the Executive within ten days of the Executive's termination date. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall in his sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 11. Within five days after the Executive's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.

          (c) All of the fees and expenses of the Accounting Firm in performing the determinations referred to above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses

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resulting from or relating to its determinations pursuant to this Paragraph, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

     12.  NO MITIGATION; NO OFFSET.

          In the event of any termination of the Executive's employment under the Agreement, he shall be under no obligation to seek other employment, and there shall be no offset against amounts due him under the Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

     13.  SOURCE OF PAYMENTS; WITHHOLDING.

          All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company. The Company may use insurance proceeds especially obtained therefore as partial payment in the event of disability. All payments shall be subject to all applicable federal, state, local and other tax withholding requirements.

     14.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

          This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and the Executive (including without limitation the N2K Agreement as described in Section 2). No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him under the Company's benefit plans without reference to this Agreement.

     15.  NO ATTACHMENT.

          (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

          (b) This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company and their respective successors and assigns.

     16.  MODIFICATION AND WAIVER.

          (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

          (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as

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to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

     17.  SEVERABILITY.

          If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

     18.  BYLAWS OF THE COMPANY.

          The Company shall cause to be maintained during the period of the Executive's employment hereunder Section [___] of the Bylaws of the Company, which requires a vote of 80% of the entire Board in order to remove the Executive from the positions described in this Agreement (other than at the Expiration Date of this Agreement if the Company elects not to renew the Agreement pursuant to Section 3(a)) or otherwise to amend or modify the terms of this Agreement.

     19.  HEADINGS FOR REFERENCE ONLY.

          The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     20.  GOVERNING LAW.

     This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles, unless otherwise specified herein.

     21.  PAYMENT OF LEGAL FEES; INTEREST.

          All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company, if the Executive is successful pursuant to a legal judgment, arbitration or settlement. If the Company fails to make any payments owed under this Agreement when due, the unpaid amounts shall bear interest at the prime rate of PNC Bank plus 1%.

     22.  INDEMNIFICATION.

          The Company shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under Pennsylvania law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and

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liabilities to include, but not be limited to, judgments, court costs and attorneys, fees and the cost of reasonable settlements.

     23.  SUCCESSOR TO THE COMPANY.

          The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer, and the Executive has signed this Agreement, on the ____ day of ____________, 1999.


CDnow/N2K, Inc.



By:_____________________________
Name:
Title:



                                    ____________________________________
                                    Jonathan V. Diamond


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